Exhibit 99.1


            NTL Announces Offer to Acquire Workplace Technologies plc

Combining Workplace's Capabilities with NTL's State of the Art Broadband Network

NEW YORK, NEW YORK (August 19, 1999) - NTL Incorporated ("NTL") (NASDAQ: NTLI; EASDAQ; NTLI.ED) has agreed today to acquire 100% of Workplace Technologies plc ("Workplace"), one of the UK's leading data network service integrators, for 228p per share and a total consideration of approximately 81 million pounds sterling(approximately $129 million) in cash. Workplace shareholders can elect to receive loan notes for their shares in lieu of cash. NTL will also assume approximately 20 million pounds sterling(approximately $32 million) of Workplace net debt.

Workplace's services range from the design and installation of data, voice and video networks through to remote monitoring and support of these networks. Workplace currently employs around 500 persons in the UK, with nearly half employed in technical support and project management. Workplace has demonstrated strong data networking leadership in the UK with an impressive client list of public institutions and private companies.


The combination of network carrier capability, ISP experience, and the market presence of NTL, together with the network design, implementation, and support skills of Workplace will enable the combined business to offer a unique and comprehensive service to corporate customers throughout the UK and Ireland.


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The offer for Workplace is not being made,  directly or indirectly,  in or into, or by use of the mails of, or by means or instrumentality of interstate or foreign commerce of, or any facility of a national securities exchange of the United States.


The loan notes have not been, and will not be, registered under the United States Securities Act of 1933, or under the securities law of any jurisdiction of the United States. Accordingly, the loan notes may not be offered, sold, resold, or delivered, directly or indirectly, into the United States, or for the benefit or account of, U.S. persons (as defined in Regulation S under the Securities Act of 1933)


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For further information contact: Bret Richter, Director - Corporate Development;
Richard  J.  Lubasch,  Executive  Vice  President  - General  Counsel;  or Kathy
Makrakis,    Director   -   Investor    Relations:    (212)-906-8457,    e-mail:
investor-relations@NTLi.com.

In the United Kingdom contact: Aizad Hussain,  Director - Corporate Development:
011-44-171-909-2005;    Alison    Smith,    Head   of   Group    Communications:
011-44-1252-402662, e-mail: alison.smith@NTL.com





































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